Exhibit (a)(4)

NeighborCare Employee/Customer FAQ

1. Why has the Board rejected Omnicare’s latest proposal?
Both management and the Board have reaffirmed their belief that executing on NeighborCare’s business plan is the best option for the Company. This most recent rejection is the third time the Board has said “no” to a $30 offer from Omnicare. As required by law when a formal tender offer is made, the Board has to respond with a Schedule 14D-9 filing with the Securities and Exchange Commission. That filing, which is available at http://www.neighborcare.com/investor/secFilings.cfm, explains the Board’s rationale in significant detail.

2. What is a Schedule 14D-9?
SEC rules require that a company’s Board of Directors respond in writing within 10 business days of a formal tender offer to buy that company’s shares. The response – which is called a Schedule 14D-9 filing – contains a detailed explanation of the Board’s recommendations to its shareholders (in this case, to reject this offer), and follows the Board’s careful review of any proposal, consistent with its fiduciary duties to shareholders.

3. Why has Omnicare made the same offer to purchase NeighborCare so many times? What is a tender offer?
After the NeighborCare board rejected a private proposal from Omnicare, Omnicare made public a second $30 a share proposal to buy the Company. As you know, the Board rejected this offer too. The latest unsolicited proposal from Omnicare has come in the form of a public tender offer, which is a direct formal offer to buy NeighborCare’s shares. Fortunately, the Company has certain legal defenses that are in place to allow the Board latitude to do what it needs to do to protect the interests of NeighborCare, its shareholders and all of its constituencies. As a practical matter, Omnicare can’t actually buy NeighborCare without approval of the NeighborCare Board.

4. What does Omnicare’s offer mean for the future of NeighborCare?
We believe that NeighborCare is poised to grow and prosper by executing on its comprehensive new business plan, which is designed to reduce costs and stimulate growth. The Company’s progress to date has been excellent and there is every reason to believe that the Company has a bright future.

5. What are the next steps for the Company? How will the offer affect NeighborCare’s day-to-day business in the immediate future?
NeighborCare continues to conduct business as usual. While we are taking the necessary steps to protect the Company’s interests and the interests of all of its constituents, our focus remains on running our business, executing on our long-term strategy, and providing customers with the same support they have come to expect.

6. How can employees help NeighborCare at this time?

Employees can best help NeighborCare determine its own destiny by helping the Company deliver on the business plan that has been presented to shareholders. To do that, all employees need to be focused on the business and meeting our customers’ needs. Employees’ continued hard work, dedication, and support will be crucial in NeighborCare’s long-term success.

Statements made in this document, our website and in our other public filings and releases, which are not historical facts contain “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may”, “target” and similar expressions. Such forward looking statements include, without limitation, statements regarding the effect of the spin-off on our operations, expected changes in reimbursement rates and inflationary increases in state Medicaid rates, expected bed count, expected SG&A expense, anticipated restructuring charges and estimates of timing and costs savings related to cost improvement initiatives. Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, changes in the reimbursement rates or methods of payment from Medicare or Medicaid, or the implementation of other measures to reduce reimbursement for our services; changes in pharmacy legislation and payment formulas; the expiration of enactments providing for additional government funding; efforts of third party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third party payors; competition in our business; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, and generate sufficient cash flow to meet operational and financial requirements; and an economic downturn or changes in the laws affecting our business in those markets in which NeighborCare operates. Our Business, operations or results could also be affected by the effects of Omnicare’s tender offer or its pendency on the company and it business, employees, customers and suppliers.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

NeighborCare has filed a solicitation/recommendation statement on Schedule 14D-9 regarding Omnicare’s tender offer. NeighborCare’s shareholders are strongly advised to read carefully NeighborCare’s solicitation/recommendation statement (including any amendments or supplements) regarding Omnicare’s tender offer, because it contains important information. Free copies of the solicitation/recommendation statement and the related amendments or supplements, which have been filed by NeighborCare with the

Securities and Exchange Commission, are available at the SEC’s web site at www.sec.gov, or at the NeighborCare’s web site at www.neighborcare.com, and also by directing requests to NeighborCare’s information agent, MacKenzie Partners, Inc., at 1-800-322-2885.